Exhibit 99.1

1245 Q Street, Lincoln, NE 68508 P: 1 800 388 4264 | F: 402 475 9061 nrchealth.com

Contact:	Kevin R. Karas

Chief Financial Officer

402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FOURTH QUARTER AND CALENDAR YEAR 2022 RESULTS

LINCOLN, Nebraska (February 14, 2023) — National Research Corporation, dba NRC Health, (NASDAQ:NRC) today announced results for the fourth quarter and calendar year 2022.

Regarding the Company’s 2022 annual performance, Kevin Karas, Chief Financial Officer, said, “We continued to grow revenue from core offerings, including our Human Understanding Program, resulting in 7% year-over-year revenue growth, partially offset by the phase out of our Canadian operations and other non-core offerings. Adoption of the Human Understanding Program has continued to increase with recent new client additions including St. Bernards Healthcare, Longstreet Clinic, and Legacy Community Health. In addition, we are proud to have recently received the Best in KLAS 2023 Award for Patient Experience Improvement. This recognition affirms our leadership position and focus on transforming the healthcare industry with a human-first approach.”

The Company’s Board of Directors maintained its capital allocation priorities of funding innovation and growth investments, including merger and acquisition activity as well as internal projects, shareholder dividends and share repurchases during 2022. For the full year, the Company funded $12.2 million for innovation and growth, $21.0 million for dividend payments, and $27.6 million for share repurchases.

Related to the fourth quarter ended December 31, 2022, other expense increased primarily due to a $2.6 million reclassification of the cumulative translation adjustment into earnings from the substantial liquidation of our investment in our Canadian subsidiary.

Diluted earnings per share decreased to $0.27 for the quarter ended December 31, 2022, from diluted earnings per share of $0.38 for the quarter ended December 31, 2021. Diluted earnings per share decreased to $1.27 for the year ended December 31, 2022, from diluted earnings per share of $1.46 for the year ended December 31, 2021.

NRC Announces Fourth Quarter 2022 Results

February 14, 2023

A live simulcast of National Research Corporation’s 2022 fourth quarter conference call will be available online at https://events.q4inc.com/attendee/759565253 on February 15, 2023, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 40 years, NRC Health (NASDAQ: NRC) has led the charge to humanize healthcare and support organizations in their understanding of each unique individual. NRC Health’s commitment to Human Understanding® helps leading healthcare systems get to know each person they serve not as point-in-time insights, but as an ongoing relationship. Guided by its uniquely empathic heritage, NRC Health’s patient-focused approach, unmatched market research, and emphasis on consumer preferences are transforming the healthcare experience, creating strong outcomes for patients and entire healthcare systems. For more information, email info@nrchealth.com, or visit www.nrchealth.com.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” “expect,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2021 and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

NRC Announces Fourth Quarter 2022 Results

February 14, 2023

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended December 31		Twelve months ended December 31
	2022	2021	2022	2021

Revenue	$38,144	$38,298	$151,568	$147,954

Operating expenses:
Direct	13,987	14,167	57,049	52,350
Selling, general and administrative	10,541	9,901	42,699	38,960
Depreciation, amortization and impairment	1,375	1,357	5,277	6,374
Total operating expenses	25,903	25,425	105,025	97,684

Operating income	12,241	12,873	46,543	50,270

Other income (expense):
Interest income	134	4	168	14
Interest expense	(286)	(399)	(1,209)	(1,667)
Reclassification of cumulative translation into earnings	(2,569)	--	(2,569)	--
Other, net	(49)	13	(118)	4

Total other income (expense)	(2,770)	(382)	(3,728)	(1,649)

Income before income taxes	9,471	12,491	42,815	48,621

Provision for income taxes	2,830	2,858	11,015	11,155

Net income	$6,641	$9,633	$31,800	$37,466

Earnings Per Share of Common Stock:
Basic Earnings Per Share	$0.27	$0.38	$1.28	$1.47
Diluted Earnings Per Share	$0.27	$0.38	$1.27	$1.46

Weighted average shares and share equivalents outstanding:
Basic	24,648	25,419	24,922	25,422
Diluted	24,775	25,597	25,052	25,640

NRC Announces Fourth Quarter 2022 Results

February 14, 2023

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$25,026	$54,361
Accounts receivable, net	14,461	13,728
Other current assets	4,229	5,618
Total current assets	43,716	73,707

Property and equipment, net	17,248	12,391
Goodwill	61,614	61,614
Other, net	7,883	9,828
Total assets	$130,461	$157,540

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of notes payable, net unamortized debt issuance costs	$4,491	$4,278
Accounts payable and accrued expenses	5,136	7,393
Accrued compensation	4,551	7,139
Deferred revenue	15,198	17,213
Dividends payable	2,956	3,044
Other current liabilities	1,085	1,321
Total current liabilities	33,417	40,388

Notes payable, net of current portion and unamortized debt issuance costs	17,690	22,269
Other non-current liabilities	7,321	9,546
Total liabilities	58,428	72,203

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 110,000,000 shares, issued 30,922,181 in 2022 and 30,898,600 in 2021, outstanding 24,628,173 in 2022 and 25,361,409 in 2021	31	31
Additional paid-in capital	175,453	173,942
Retained earnings (accumulated deficit)	(25,184)	(36,112)
Accumulated other comprehensive loss, foreign currency translation adjustment	--	(2,375)
Treasury stock	(78,267)	(50,149)
Total shareholders’ equity	72,033	85,337
Total liabilities and shareholders’ equity	$130,461	$157,540